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Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the "Agreement") is made and entered into effective as of the 27th day of January 2004, by and between United Online, Inc., a Delaware corporation (the "Company"), with principal corporate offices at 2555 Townsgate Road, Westlake Village, California 91361, and Frederic A. Randall, Jr., whose address is 432 Isabella Terrace, Corona del Mar, California 92625 ("Employee").

        WHEREAS, the Employee had previously entered into an employment agreement (the "Prior Agreement") effective March 20, 1999, with NetZero, Inc., a wholly-owned subsidiary of the Company; and

        WHEREAS, the Prior Agreement was amended effective February 9, 2001 and October 1, 2003 and that, effective as of the date hereof, the Employee and the Company desire to further amend the Prior Agreement.

        NOW THEREFORE, the Employee and the Company hereby amend and restate the Prior Agreement as follows.

1.
Employment.

1.1
The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing the date hereof, and continuing through February 9, 2008 (the "Term"), unless such employment is terminated earlier as provided in Section 4 below. Employee's place of employment shall be in the greater Los Angeles metropolitan area.

2.
Duties of Employee.

2.1
Employee shall serve as Executive Vice President and General Counsel of the Company. In this capacity, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by the General Counsel, including such duties as are delegated to him from time to time by the Board of Directors of the Company or a committee thereof (the "Board"). Employee shall report directly to the Company's Chief Executive Officer.

2.2
Employee agrees to devote Employee's full time, attention, skill and efforts to the performance of his duties for the Company during the Term. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or engaging in charitable and public service activities if those activities do not materially interfere with the services required under this Agreement.

3.
Compensation and Other Benefits.

3.1
Base Salary. During the Term, the Company shall pay to Employee a base per fiscal year equal to Employee's current base salary (the "Base Salary"), with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law. Employee's Base Salary shall be increased to include any increases in Employee's base salary as approved by the Board.

3.2
Bonus. During the Term, the Employee shall also be eligible to receive an annual cash bonus of up to 100% of Employee's base salary for each fiscal year (the "Annual Bonus"), less withholding required by law, based on performance criteria established by the Board. Employee's Annual Bonus shall be increased to include any increases in Employee's annual bonus as approved by the Board. Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either Section 4.1, or if Employee voluntarily resigns.

  3.3
  Restricted Stock Grant. Employee shall be entitled to purchase 100,000 shares of the Company's common stock, par value $0.0001 per share (the "Restricted Shares") at par value for an aggregate cash purchase price of Ten Dollars ($10.00). Except as otherwise provided in Section 4.2, in the event of a termination of Employee's employment before all Restricted Shares are released from the Company's Repurchase Option (as defined below), the Company shall have the option to repurchase all or any portion of the Restricted Shares at such time at the original cash purchase price per share (the "Repurchase Option"). The Company shall hold the Restricted Shares in escrow until the Company exercises its Repurchase Option or the Restricted Shares are released from the Repurchase Option. All of the Restricted Shares shall be released from the Repurchase Option (such released shares, the "Released Shares") on January 27, 2008. Upon the release of the Restricted Shares from the Repurchase Option, the Company shall deliver to Employee a stock certificate representing such Released Shares, less a number of Released Shares (calculated based on the fair market value thereof as of such date) equal to the minimum amount of withholding as may be required by law. The terms and conditions of the Restricted Shares purchase and the Repurchase Option shall be set forth in greater detail in a restricted stock purchase agreement (mutually satisfactory in form and substance) to be entered into by the Company and Employee, dated effective as of January 27, 2004 (the "Grant Date").

  3.4
  Vacation. Employee shall be entitled to five (5) weeks paid vacation per year in accordance with the Company's vacation policies.

  3.5
  Other Benefits. Employee shall be eligible to participate, as of the date of Employee's employment, in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other executives of the Company. If Employee elects to participate in any of such plans, Employee's portion of the premium(s) will be deducted from Employee's paycheck.

  3.6
  Business Expenses. The Company shall promptly reimburse Employee for all reasonable and necessary business expenses (including reasonable expenses consistent with past practices or otherwise as agreed by Employee and the Chief Executive Officer for lodging in proximity to the Company's headquarters) incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.

  3.7
  Telecommuting. Employee shall be entitled to telecommute for a portion of the work week consistent with past practices or otherwise as agreed by Employee and the Chief Executive Officer.

4.
Termination.

4.1
Termination for Cause.

            (a)   Termination "for cause" is defined as follows: the Company terminates Employee's employment with the Company (1) if Employee is convicted of a felony, including any act of moral turpitude, which adversely impacts the Company, or (2) if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the direction of the Company's Board of Directors and to perform his obligations hereunder.

            (b)   The Company may terminate this Agreement for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled. The notice of termination shall specify the grounds for termination. If Employee's employment hereunder is terminated "for cause" pursuant to this Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in Section 3.6, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount.

  4.2
  Termination Without Cause. If Employee's employment is terminated without "cause" as defined in Section 4.1(a), or if Employee is Involuntarily Terminated (as defined below), the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination, (ii) reimbursement for any expenses as set forth in Section 3.6, through the date of termination, (iii) Employee's Annual Bonus, prorated through the date of termination, and (iv) a severance payment in an amount equal to three times Employee's Base Salary and Annual Bonus, payable in one lump sum on the date of termination, subject to withholding as may be required by law. For the purposes of Section 4.2(iii) and Section 4.2(iv) above, Annual Bonus shall mean the greater of 75% of Employee's then current Base Salary or the Annual Bonus paid to Employee for the preceding fiscal year in the event of Involuntary Termination, or 75% of Employee's then current Base Salary in the event of termination without cause. In addition, if Employee's employment is terminated without cause (other than if Employee is Involuntarily Terminated), Employee will be credited with an additional twelve (12) months of service toward vesting in all stock options then held by Employee (the "Option Shares") in addition to the service he has accrued toward vesting through the date of termination, and the Repurchase Option will lapse with respect to a number of Restricted Shares equal to (x) the sum of the number of full months that have elapsed between the Grant Date and the date of termination, plus twelve (12) additional months, divided by (y) 48 months, multiplied by (z) the total number of Restricted Shares (for purposes of illustration, if Employee's employment is terminated without cause on January 27, 2005, the Repurchase Option will lapse with respect to 50,000 Restricted Shares). If Employee's employment is terminated due to death or permanent disability, vesting of all Option Shares will be accelerated in full and the Repurchase Option will lapse with respect to all Restricted Shares. If Employee is Involuntarily Terminated, vesting of all Option Shares will be accelerated in full and all such options shall remain in effect for a one (1) year period following the date of termination, and the Repurchase Option will lapse with respect to all Restricted Shares.

    As used in this Section 4.2, Employee shall be deemed terminated without cause if Employee resigns following a breach by the Company of its obligations hereunder; provided, however, in the event of an unintentional breach by the Company, Employee shall provide the Company with written notice of such breach and the Company shall have fifteen days following such notice to cure such breach. As used in this Section 4.2, Employee shall be deemed "Involuntarily Terminated" if (i) the Company or any successor to the Company terminates Employee's employment without cause in connection with or following a Corporate Transaction; or (ii) in connection with or following a Corporate Transaction there is (a) a decrease in Employee's title or responsibilities (it being deemed to be a decrease in title and/or responsibilities if Employee is not offered the position of Executive Vice President and General Counsel of the Company or its successor as well as the acquiring and ultimate parent entity, if any, following the Corporate Transaction), (b) a decrease in pay and/or benefits from those provided by the Company immediately prior to the Corporate Transaction or (c) a requirement that Employee re-locate out of the greater Los Angeles metropolitan area. "Corporate Transaction" shall mean: (a) a change in ownership or control of the Company effected through the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; (b) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; (c) a merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (d) any stockholder-approved transfer or other disposition of all or substantially all of the Company's assets.

5.
Noncompetition. For the eighteen (18) month period following the termination of Employee's employment with the Company (but only if Employee has received the severance payments specified in Section 4.2 above) (the "Noncompetition Period"), Employee shall not directly engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below); provided, that the Noncompetition Period shall terminate if the Company terminates operations or if the Company no longer engages in any Competitive Business Activity. The term "Competitive Business Activity" shall mean the business of providing consumers with dial-up Internet access services (free or pay). The term "Restricted Territory" shall mean each and every county, city or other political subdivision of the United States in which the Company is engaged in business or providing its services. The Company agrees that providing services to a company or entity that is involved in a Competitive Business Activity but which services are unrelated to the Competitive Business Activity shall not be deemed a violation of this Agreement. For the purposes of damages to the Company with respect to any breach of this Section 5, the value of Employee's obligations to the Company under this Section 5 equals 37.5% of the cash severance payment in Section 4.2(iv) above.

6.
Gross-Up Payment. If the aggregate of all payments or benefits made or provided to the Employee under this Agreement and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Employee, prior to or coincident with the time any excise tax imposed by Section 4999 of the Code (the "Excise Tax") is payable with respect to such Aggregate Payment, an additional amount that, after the imposition of all penalties, income, excise and other federal, state and local taxes thereon, is equal to the sum of the Excise Tax on the Aggregate Payment and interest and penalties imposed with respect to the Excise Tax and such additional amount (the "Gross-Up Payment"). For example, if the Excise Tax imposed with respect to the Aggregate Payment equals $1,000,000 and all penalties, income, excise and other federal, state and local taxes on the Gross-Up Payment equal $2,333,333, the Gross-Up Payment will be $3,333,333. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 6 shall be made by an independent auditor (the "Auditor") selected and paid by the Company and reasonably acceptable to the Employee. The Auditor shall be a nationally recognized United States public accounting firm. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay income tax at the highest marginal rates of federal, state and local income taxation in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

  In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Employee and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Employee in connection therewith shall be paid by the Company promptly upon notice of demand from the Employee.

7.
Assignment. Neither the Company nor Employee may assign this Agreement or any rights or obligations hereunder. This Agreement will be binding upon the Company and its successors and assigns. In the event of a Corporate Transaction, the Company shall cause this Agreement to be assumed by the Company's successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction.

8.
Miscellaneous.

8.1
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, other than the Confidentiality and Proprietary Agreement, and constitutes the entire agreement between the Company and the Employee with respect to its subject matter.

8.2
This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by each of the parties hereto and which is authorized by the Company's Board.

8.3
This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

8.4
If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties' intent. To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

  8.5
  Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

  8.6
  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 8.6 prior to the giving of such notice or other communication.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

UNITED ONLINE, INC.
By:	/s/ MARK GOLDSTON Mark Goldston, Chief Executive Officer
/s/ FREDERIC A. RANDALL, JR. Frederic A. Randall, Jr.

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Exhibit 10.9